Exhibit 23.2


          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of
a) our report dated October 6, 1994 with respect to the consolidated financial statements of United Stationers Inc. for the year ended August 31, 1994 and b) our report dated January 23, 1995 with respect to the consolidated financial statement of Associated Holdings, Inc. for the year ended December 31, 1994, both included in United Stationers Inc.'s Form 10K for the year ended December 31, 1996, and to all references to our Firm included in this registration statement.


                              /s/ Arthur Andersen LLP


Chicago, Illinois
October 10, 1997